Meeder Funds
Transfer Agency and Service Agreement

This Amended and Restated Transfer Agency and Service Agreement (“Agreement”) is entered into on September 26, 2019, by and between Meeder Funds (“Trust”), a business trust duly organized and existing under the laws of the Commonwealth of Massachusetts, and Mutual Funds Service Co. (“Transfer Agent”), a corporation organized and existing under the laws of the State of Ohio.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”) as an open-end investment company authorized to issue shares of beneficial interest (“Shares”) in separate series (“Funds”), each of which may be further divided into separate classes of shares (“Classes”); and

WHEREAS, the Trust by and through its Board of Trustees (“Board of Trustees”) wishes to appoint Transfer Agent as transfer, redemption, dividend disbursing and shareholder services agent in connection with the Shares of the Funds; and

WHEREAS, the parties wish to amend and restate it their entirety all prior agreements between the Trust and Transfer Agent pertaining to transfer, dividend disbursing and redemption services.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. Scope of Services. The Trust hereby appoints Transfer Agent to provide transfer, redemption, dividend disbursing and shareholder services for the Funds and their authorized Shares as set forth in Schedule A to this Agreement upon the terms and conditions set forth herein.

2. Delegation by Transfer Agent. Consistent with any legal obligations, Transfer Agent may delegate any or all of its obligations to any affiliate at any time and may delegate its obligations to a third-party provided that the Trust shall have approved such delegation; that Transfer Agent shall pay any and all costs of services otherwise assigned to Transfer Agent by this Agreement; and that Transfer Agent shall be as fully responsible for the acts and omissions of the entity or person to whom Transfer Agent has made such delegation as it would be for its own acts or omissions.

3. Issue and Redemption of Shares. Transfer Agent shall process all transactions in Shares of the Funds in accordance with the terms of the then existing prospectus, statement of additional information and policies and procedures of Transfer Agent.

4. Intermediaries. When issuing, redeeming or exchanging Shares of the Funds, Transfer Agent may process transactions received from broker-dealers, distributors, sub-transfer agents or other intermediaries authorized by the Trust, its Administrator or Distributor.

5. Anti-Money Laundering. The Trust hereby delegates to Transfer Agent certain duties and responsibilities in connection with the compliance with the USA PATRIOT Act of 2001 and the Bank Secrecy Act during the course of Transfer Agent’s duties under this Agreement:

(a)	Transfer Agent shall implement policies and procedures reasonably designed to carry out the Funds’ obligations under anti-money laundering laws and regulations with respect to Shares of the Funds for which Transfer Agent maintains the applicable shareholder information. AML Program. In accordance with procedures approved by the Trust, Transfer Agent shall: (i) verify the identity of any person seeking to open an account with the Fund and maintain records of the information used to verify the person’s identity; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) submit all financial and non-financial transactions through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities; (iv) monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the Shareholder notices required by the IRS; (v) prepare and file suspicious activity reports (“SAR”) when appropriate; and (vi) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations.

(b)	Consent to Examination. Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

6. Fees and Expenses. In exchange for the services performed under this Agreement, the Trust shall pay the following fees and expenses.

(a)	Fees. The Trust shall pay Transfer Agent fees as set forth in Schedule B.

(b)	Expenses of Transfer Agent. Transfer Agent shall pay the entire salaries and wages of such officers and employees it may engage to carry out services under this Agreement together with provision of necessary office space, equipment, supplies, utility services and other ordinary office expenses.

(c)	Expenses of the Trust. The Trust shall separately bear the following expenses: (i) compensation paid to disinterested trustees not associated with the Administrator or its affiliates; (ii) expenses for independent or outside legal counsel for the Trust or its trustees; (iii) compensation paid for the Funds’ chief compliance officer; (iv) expenses reasonably incurred by the disinterested trustees, independent legal counsel or chief compliance officer for education, travel or otherwise in connection with their service on behalf of the Trust; (v) the allocable portion of membership dues for organizations in which the Funds, trustees, independent legal counsel or chief compliance officer are members; (vi) printing and delivery of materials in connection with meetings of the Funds’ trustees; (vii) fees and expenses of the Funds' independent auditors; (viii) insurance and fidelity bond premiums allocable to the Trust, the Funds or the trustees; (ix) fees and expenses of the Funds’ custodian; (x); expenses related to tabulation or solicitation of proxies; (xi) advisory fees; (xii) brokerage expenses; (xiii) expenses relating to the offering, issuance, registration and qualification of Shares of the Funds; (xiv) fees and expenses of preparing, printing and mailing reports, notices, and proxy statements to investors and governmental regulators; (xv) securities pricing data and expenses in connection with electronic filings with the U.S. Securities & Exchange Commission (“SEC”); (xvi) additional expenses incurred by the Transfer Agent in connection with any audit of the funds outside of a normal and periodic review; (xvii) governmental fees, charges or taxes; (xviii) interest; and (xix) any other out of pocket expense incurred by the Funds at the direction or approval of the disinterested trustees and outside the normal and customary duties of the Adviser.

7. Books and Records. Transfer Agent shall maintain separate books and detailed records of all matters pertaining accounts and transactions serviced under this Agreement as required by Rule 31a-1 under the 1940 Act and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act. The books and records maintained by Transfer Agent are the property of the Trust. Transfer Agent shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. Transfer Agent shall assist the Trust in any requested review of the Trust’s accounts, records and reports that may be made by auditors or regulatory bodies.

8. Confidential Information Transfer Agent shall comply with all laws, rules and regulations relating to the privacy, confidentiality and the handling of personal financial information acquired in connection with this Agreement, including but not limited to the Graham-Leach-Bliley Act, SEC Regulation S-P and any other applicable state or federal privacy laws. Transfer Agent shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds, its current and former shareholders. Information regarding individuals that is acquired by Transfer Agent in connection with the performance of this Agreement shall be protected under Regulation S-P of the Gramm-Leach-Bliley Act. Transfer Agent will keep such information confidential in accordance with the terms of its Privacy Policy and will not disclose any such information except as permitted by law.

9. Compliance with Applicable Rules and Regulations. In carrying out its responsibilities under this Agreement, Transfer Agent shall comply with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders.

10. Transfer Agent Compliance Program. Transfer Agent shall comply with the Trust’s policies and procedures and code of ethics. Transfer Agent shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws as defined in rule 38a-1 under the 1940 Act with respect to the services provided, and shall provide the Funds with copies of such policies and a certification to that effect no less often than annually and as reasonably requested by the Trust. Transfer Agent shall notify the Trust of any exam, regulatory complaint or notice of investigation by any securities regulator or self-regulatory organization concerning the business of the Trust or Transfer Agent.

11. Business Interruption Plan. Transfer Agent, by and through its affiliated companies, shall maintain and implement a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.

12. Data Protection and Cybersecurity. Transfer Agent, by and through its affiliated companies, shall maintain and implement an information security program reasonably designed to safeguard the personal information of the Funds’ shareholders that Transfer Agent receives, stores, maintains or processes in connection with the provision of services under this Agreement. The program will include written policies and procedures, systems and training relating to identity theft, fraud, data protection, business continuity and disruptions of service.

13. Reliance. Transfer Agent may rely upon the directions of the Board of Trustees and upon statements of the Trust's accountants, attorneys and other persons believed by it in good faith to be expert in matters upon which they are consulted, and Transfer Agent shall not be liable for any actions taken in good faith upon such statements.

14. Non-Exclusivity. The services of Transfer Agent to the Fund are not to be deemed to be exclusive and Transfer Agent is free to render administrative services to other parties.

15. Proprietary Information. Databases, computer programs and other intellectual property furnished by Transfer Agent in carrying out its duties under the Agreement may constitute copyrighted, trade secret, or other proprietary information (“Proprietary Information”) of substantial value to Transfer Agent or a third-party vendor. In no event shall Proprietary Information be deemed information belonging to shareholders of the Funds or the Trust. The Trust agrees to treat all Proprietary Information as proprietary to Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.

16. Representations of Transfer Agent. Transfer Agent represents and warrants to the Funds that:

(a)	It is a corporation duly organized and existing in good standing under the laws of Ohio; and

(b)	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, (“1934 Act”), will remain so registered for the duration of this Agreement, and will promptly notify the Trust in the event of any material change in its status as a registered transfer agent; and

(c)	Transfer Agent is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

17. Representations of the Trust. The Trust represents and warrants to Transfer Agent that:

(a)	It is a business trust duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts; and

(b)	The Trust is registered under the 1940 Act as an open-end management investment company; and

(c)	A registration statement under the Securities Act of 1933, as amended (“Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

(d)	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

18. Indemnification.

(a)	The Trust shall indemnify and hold harmless Transfer Agent and its trustees, officers and agents from and against any and all claims, losses, damages, penalties, costs, charges, reasonable counsel fees or expenses incurred by or assessed against Transfer Agent in connection with the performance of this Agreement, except as such may result from Transfer Agent’s own negligent action, omission or willful misconduct.

(b)	Transfer Agent shall indemnify and hold harmless the Trust and its trustees, officers and agents from and against any and all claims, losses, damages, penalties, costs, charges, reasonable counsel fees or expenses incurred by or assessed against the Trust and directly attributable to any action or failure of Transfer Agent to act as a result of Transfer Agent’s negligence or willful misconduct in the performance of its services hereunder, or a breach of the terms of the Agreement by Transfer Agent.

19. Standard of Care. Transfer Agent shall at all times act in in good faith in the performance of all services performed under this Agreement, but assumes no responsibility for loss or damages due to errors not caused by its own negligence or willful misconduct, or that of its employees.

20. Term and Termination. This Agreement shall become effective upon its execution and remain in full force and effect continually thereafter so long as such continuation is specifically approved at least annually by a vote of a majority of the disinterested trustees of the Trust or by a vote of the holders of a majority of the outstanding voting securities of the Fund. The Agreement shall also terminate automatically upon its assignment.

21. Termination. This Agreement may be terminated by either party hereto, without payment of penalty, upon 60 days written notice to the other party.

22. Assignment. This Agreement and the rights and obligations hereunder may not be assigned or transferred in whole or in part by either party without the written consent of the other party.

23. New Funds or Classes of Shares. This Agreement covers all Funds and Classes of Shares offered by the Trust and the Trust shall have the right, upon reasonable notice to Transfer Agent, to add, consolidate or remove Funds and Classes of Shares from those subject to this agreement.

24. Amendment. This Agreement may be amended or modified by written agreement executed by both parties.

25. Governing Law. The laws of the State of Ohio shall govern this Agreement without giving effect to the principles of conflicts of laws.

26. Severability. If any provision of this agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions of this agreement shall not be affected thereby.

27. Waiver. Neither a party’s failure to insist at any time on strict compliance with this Agreement, nor the continued course of such conduct on its part, will constitute or be considered a waiver by the party of any of its rights or privileges.

28. Entire Agreement. This Agreement constitutes the entire and complete agreement between the parties hereto with respect to the obligations arising hereunder and terminates any prior agreements, representations, warranties or communications, whether oral or written between the parties relating to the subject matter hereof.

29. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

30. Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by the parties.

Meeder Funds	Mutual Funds Services Co.
Robert S. Meeder, Jr.	Adam Ness
BY: (PRINTED)	BY: (PRINTED

President	Chief Financial Officer and Chief Operating Officer
TITLE	TITLE

/s/ Robert S. Meeder, Jr.	/s/ Adam Ness
SIGNATURE	SIGNATURE

September 26, 2019	September 26, 2019
DATE	DATE

SCHEDULE A

SERVICES PROVIDED

TRANSFER AGENCY SERVICES

•	Receive orders for purchase of Shares and deliver payment and appropriate documentation to the custodian
•	Issue the appropriate number of Shares and book the transaction to the appropriate shareholder account
•	Receive redemption requests and deliver appropriate documentation to the custodian
•	Pay or cause to be paid monies to redeeming Shareholders
•	Process transfers and exchanges of Shares by shareholders upon receipt of proper instruction
•	Process and transmit or record reinvestment of dividends and distributions of the Funds
•	Maintain transaction journals
•	Maintain a register of shareholders, record shareholder account information changes and maintain records of activity in each shareholder account
•	Receive, process and respond to shareholder service requests
•	Prepare shareholder meeting lists for use in connection with shareholder meetings
•	Record the total number of Shares authorized, issued and outstanding
•	Mail shareholder account statements, confirmations, and notices
•	Mail shareholder reports and prospectuses
•	Withhold taxes on dividends and distributions as needed and file appropriate forms with the U.S. Treasury Department
•	Provide the Funds’ Administrator with a report of the total number of shares sold in each state for Blue Sky reporting purposes
•	Accept and effectuate registration and maintenance of accounts through DTCC/NSCC and the purchase and redemption of Shares in such accounts in accordance with instructions received or transmitted through that system
•	Prepare periodic daily and monthly reports as provided in Transfer Agent’s policies and procedures

Schedule A

SCHEDULE B

FEES AND EXPENSES

EFFECTIVE JANUARY 1, 2020

TRANSFER AGENCY FEES

For the transfer, redemption, dividend disbursing, and shareholder services performed under the Agreement, Transfer Agent shall be paid a fee, billed monthly, based on the average daily net assets of each Fund as follows:

Equity and Asset Allocation Funds
Up to $500 million	12 basis points (0.12%)
Over $500 million	3 basis points (0.03%)

Money Market and Fixed Income Funds
Up to $500 million	8 basis points (0.08%)
Over $500 million	3 basis points (0.03%)

The transfer agency fees shall be subject to the following minimum annual fees, billed monthly, for all Funds, as follows:

All Funds $4,000

EXPENSES

All eligible all out-of-pocket expenses under the Agreement shall be separately charged.

Schedule B